UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 25, 2012

OCLARO, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-30684	20-1303994
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Junction Avenue, San Jose, California 95134

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (408) 383-1400

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 25, 2012, the Compensation Committee (the “Committee”) of the Oclaro, Inc. (the “Company”) Board of Directors granted one-time cash bonuses (the “Bonus Awards”) to the Company’s executive officers. The Company also plans to award similar one-time cash bonuses to eligible employees. The Bonus Awards are in recognition of the exceptional, sustained efforts by the Company’s executives and employees in responding to extraordinary floods in Thailand that caused the Company’s primary contract manufacturer, Thailand-based Fabrinet, to shut down its Chokchai manufacturing facility and suspend operations at its Pinehurst factories on October 22, 2011. Fabrinet was manufacturing some of the Company’s products at both facilities at the time of the flood. In response, the Company immediately deployed a contingency plan to assess alternative manufacturing options and business continuity plans in an effort to help alleviate the adverse impact of the flooding on both the short-term and the long-term prospects of the Company.

After consideration of (i) the fact that the flooding in Thailand could not have been predicted by the Company’s executives and employees and was outside of their control, (ii) the extraordinary efforts by the executives and all the Company’s employees to minimize the disruption to the Company’s business (including daily or near-daily meetings and conference calls early in the morning and/or late at night, long working hours, substantial disruption to personal and family lives, challenging working conditions on the ground in Thailand, and extensive and difficult travel for some of the executives and employees), and (iii) the speed with which the team was able to begin to restore production of the Company’s products, the Committee determined to award cash bonuses to the executive team. The Committee believes that these awards reflect an appropriate implementation of the Committee’s pay for performance philosophy in light of this extraordinary act of nature that could not have been foreseen or controlled by the executives and other employees and the exemplary response to this disaster.

The following table shows the amounts awarded to our CEO, CFO and other named executive officers:

September 30,
Alain Couder	$200,000
Jim Haynes	$70,000
Jerry Turin	$50,000
Kate Rundle	$50,000

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OCLARO, INC.

Date: January 30, 2012	By:	/s/ Jerry Turin
Jerry Turin
Chief Financial Officer